EXHIBIT 99.1

Dermata Therapeutics Provides Corporate Update and Reports Full Year 2023 Financial Results

- Initiated enrollment of DMT310 Phase 3 Spongilla Treatment of Acne Research (STAR-1) clinical trial in Q4 2023 -

- Raised $9.1 million in gross proceeds from three financings completed in 2023 -

- Received issuance of Japanese patent for DMT410 for the treatment of hyperhidrosis -

SAN DIEGO, CA, March 21, 2024 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata,” or the “Company”), a late-stage biotechnology company focused on the treatment of medical and aesthetic skin diseases and conditions, today highlighted recent corporate progress and reported financial results for the full year ended December 31, 2023.

“It is an enormous accomplishment for our team to have successfully initiated the first of two DMT310 Phase 3 clinical studies in acne,” commented Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “We feel confident that based on the positive data observed in our DMT310 Phase 2b acne study that we have powered and designed the Phase 3 clinical studies to sufficiently detect a statistically significant difference in the primary endpoints of once weekly treatments of DMT310 when compared with placebo,” continued Mr. Proehl. “We look forward to potentially completing enrollment of STAR-1 by the end of 2024 and we expect to receive topline results from STAR-1 in the first quarter of 2025,” concluded Mr. Proehl.

Corporate Highlights

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Dermata reached agreement with FDA to initiate the DMT310 Phase 3 clinical program. After submission of amended protocols to FDA and FDA’s agreement that Dermata’s chemistry, manufacturing, and controls were sufficient to support initiation of the Phase 3 program, Dermata reached final agreement with FDA to proceed with the DMT310 Phase 3 clinical program in acne.

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Dermata initiated the DMT310 Phase 3 STAR-1 clinical trial. In December 2023, Dermata began enrolling patients in the STAR-1 clinical trial. The trial will examine the efficacy, safety, and tolerability of once weekly treatments of DMT310 for moderate-to-severe acne. Dermata plans to enroll approximately 550 acne patients who will be followed for 12 weeks. STAR-1 will be the first of two Phase 3 clinical trials, with the second Phase 3 trial followed by an extension study.

Anticipated Upcoming Milestones

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Complete DMT310 Phase 3 STAR-1 clinical trial in moderate-to-severe acne. Based on enrollment projections, Dermata expects to receive topline results from STAR-1 in the first quarter of 2025. STAR-1 will be the first of two Phase 3 clinical studies the Company will need to complete prior to filing a new drug application (NDA). If the Phase 3 program is successful, the Company intends to submit an NDA to FDA seeking regulatory approval of DMT310 for the treatment of moderate-to-severe acne.

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DMT410 Partnership Discussions. The Company continues to make progress on partnership discussions for its DMT410 program for the topical delivery of botulinum toxin. DMT410 is the Company’s combination treatment regimen that uses the unique mechanical features of the Company’s Spongilla technology to facilitate the intradermal delivery of botulinum toxin by topical application rather than through multiple injections with a needle. The Company has successfully completed proof-of-concept Phase 1 clinical trials using DMT410 in combination with BOTOX® for the treatment of primary axillary hyperhidrosis and for the treatment of multiple aesthetic skin conditions.

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Full Year 2023 Financial Results

As of December 31, 2023, the Company had $7.4 million in cash and cash equivalents, compared to $6.2 million as of December 31, 2022. The increase in cash and cash equivalents resulted from $7.6 million net proceeds from three financings that closed in March 2023, May 2023, and November 2023, offset by $6.4 million of cash used in operations for the year ended December 31, 2023. The Company expects its current cash resources to be sufficient to fund operations into the third quarter of 2024.

Research and development expenses were $4.1 million for the year ended December 31, 2023, compared to $5.7 million for the year ended December 31, 2022. The decrease in research and development expense was the result of decreased clinical trial and non-clinical expenses during 2023, partially offset by increased chemistry, manufacturing, and controls, or CMC, expenses in preparation for the DMT310 Phase 3 program. Stock-based compensation attributable to research and development totaled $0.2 million for the years ended December 31, 2023, and 2022.

General and administrative expenses were $4.0 million for the years ended December 31, 2023, and 2022. Decreases in insurance and stock-based compensation expenses were offset by increased public company costs, including the expenses related to audit fees and shareholder meetings. Stock-based compensation attributable to general and administrative totaled $0.3 million for the year ended December 31, 2023, compared to $0.7 million for the year ended December 31, 2022.

About Dermata Therapeutics

Dermata Therapeutics, Inc. is a late-stage biotechnology company focusing on the treatment of medical and aesthetic skin diseases and conditions. The Company's lead product candidate, DMT310, is the Company’s first product candidate being developed from its Spongilla technology platform and is currently being evaluated in a Phase 3 program. DMT310 is a once-weekly topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. DMT310 has been studied for the treatment of acne, rosacea, and psoriasis. The Company's second product candidate, DMT410, uses its Spongilla technology as a new method for topical intradermal delivery of botulinum toxin for the treatment of hyperhidrosis and multiple aesthetic skin conditions. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company's current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors including, but are not limited to, statements related to: expectations with regard to the timing of meetings and/or responses from submissions with regulatory bodies; expectations with regard to the timing of submission of an NDA; the uncertainties inherent in clinical trials including enrolling an adequate number of patients on time or be completed on schedule, if at all; timing and ability to generate clinical data; expectations with regard to any potential partnership opportunities for any of the Company's product candidates; the Company's expectations with regard to current cash and cash equivalents and the amount of time it will fund operations; the success, cost, and timing of its product candidates DMT310 and DMT410 development activities and ongoing and planned clinical trials; and whether the results of any ongoing or planned clinical trials of DMT310 or DMT410 will lead to future product development. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval, and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

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DERMATA THERAPEUTICS, INC.

Balance Sheets

	December 31, 2023	December 31, 2022
In thousands USD
Assets
Cash and cash equivalents	$7,438	$6,241
Prepaid expenses and other current assets	541	703
Total assets	7,979	6,944
Liabilities
Accounts payable	866	497
Accrued liabilities	757	426
Total liabilities	1,623	923
Equity	6,356	6,021
Total liabilities and equity	$7,979	$6,944

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DERMATA THERAPEUTICS, INC.

Statements of Operations

	Years Ended December 31,
In thousands, except share and per share data	2023	2022
Operating expenses
Research and development (1)	$4,070	$5,651
General and administrative (1)	3,972	4,023
Total operating expenses	8,042	9,674
Loss from operations	$(8,042)	$(9,674)
Interest income, net	247	63
Net loss	$(7,795)	$(9,611)

Net loss per common share, basic and diluted	$(2.67)	$(13.92)
Weighted average common shares outstanding, basic and diluted	2,924,398	690,666

(1) Includes the following stock-based compensation expense
Research and development	$194	$218
General and administrative	$328	$712

Investors:

Sean Proehl

Associate General Counsel

info@dermatarx.com

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